onsulted with M-Flex’s management and concluded that the current price and terms of the Offer are contrary to the best interests of M-Flex and its unaffiliated stockholders.

Since the announcement of the Offer in March 2006, MFS’ financial performance has been materially worse than the growth trends that MFS’ management expressed in public filings. Specifically, our Special Committee and board of directors had premised their original approval and recommendation for the Offer on substantially higher estimates of MFS’ operating results than those achieved by MFS in each of the June, September and December 2006 quarters, reflecting the growth trend that MFS’ management had expressed in public filings it expected to continue, barring any unforeseen circumstances.

Following is a brief summary of those results as compared to the comparable period in the prior fiscal year. The financial results for MFS have been obtained from public information filed by MFS with the SGX on January 17, 2007. This MFS financial information has been included for informational purposes as our Special Committee believes it is relevant to evaluating the trends in MFS’ business. We were not involved in the preparation of such MFS financial information and has not been able to perform due diligence procedures on the September 30, 2006 or December 31, 2006 MFS financial results and accordingly, we take no responsibility for the presentation of such financial results.

Reported Financial Results of MFS for the Three-Month Periods Ended June 30, 2005 and 2006

(in millions of Singapore Dollars, except percentages)

June 30, 2005	June 30, 2006	% Change
(unaudited)